Exhibit 99.1

September 14, 2004

Michael Zuckerman

RE: Employment with Immersion Corporation

Dear Mike:

     Immersion Corporation (the “Company” or “Immersion”) is pleased to present this offer for the position of Senior Vice President and General Manager of Industrial Business Group, on the terms set forth in this agreement, effective upon your acceptance by execution of a counterpart copy of this letter where indicated below.

     Reporting Duties and Responsibilities. In this position, you would report to the CEO of Immersion.

     Salary and Benefits. The initial base salary would be $200,000 annually, payable in accordance with the Company’s customary payroll practice, which is bi-weekly. The offer would be for a full time, salaried, exempt position, located at the offices of the Company, except for travel to other locations that may be necessary to fulfill your responsibilities. Your performance will be reviewed in January 2005 during our company’s focal review process, and annually thereafter, that will be based on an achievement of a number of revenue and profit margin targets, and you would also receive the Company’s standard employee benefits package. You will be eligible to participate in our variable compensation program. The details of your 2004 variable compensation are detailed in the attached Addendum A.

     Stock Options: All existing option agreements will remain in place in accordance with the associated terms and conditions. All Options, to the extent unexercised and exercisable by the Employee on the date on which the Employee’s employment is terminated without Cause, may be exercised by Employee within six (6) months after the Employee’s employment is terminated but in any event no later than the option expiration date as set forth in the Company’s Plan.

     Confidential Information. As an employee of the Company, you would have access to certain Company confidential information and you may during the course of your employment, develop certain information or inventions that would be the property of the Company. To protect the interest of the Company, you would need to sign the Company’s standard “Employee Inventions and Confidentiality Agreement” as a condition of your employment. A copy of the agreement is attached for your review. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligation to your former employers.

     At-Will Employment. While we would expect a long and profitable relationship, you would be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. Any statements or representations to the contrary (and indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.

     Termination With Cause: The Company reserves the right to discharge employees for good cause. The following conduct, acts, or omissions are the only event that constitute Cause under this paragraph, and may result in the termination of employment:

➢	Failure to accept orders or perform tasks to the satisfaction of a manager

➢	Violation of policy, Code of Ethics, security

➢	Failure to report hazardous conditions, neglect of duties, or unlawful acts against the company, its employees, clients or vendors

➢	Damage, destruction or loss of company property and theft

➢	Release or disclosure of company confidential proprietary, or trade secret information, omission, misrepresentation, or falsification of employment or other data

➢	Diversion or attempted diversion of company potential or current business to other entities

➢	Possession or use of illegal or unauthorized controlled substances during working hours or in company facilities at any time

     Termination Without Cause: The termination of Employee’s employment by the Company for any reason other than (i) for Cause, or (ii) for Employee’s death or permanent disability shall constitute a “Termination Without Cause.” In the event of a Termination Without Cause, Employee shall be entitled to the following separation benefits provided that Employee executes a general release of all known and unknown claims against the Company in a form acceptable to the Company:

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1.	Continued payment of Employee’s salary at his final Base Salary rate, less applicable withholding, for twelve (12) months following his termination;

2.	As of Employee’s termination of employment, he will be entitled to elect to purchase group health insurance coverage in accordance with federal law (COBRA). If Employee timely elects COBRA coverage, the Company shall pay the premiums for Employee’s COBRA coverage for the following twelve (12) month period. Thereafter, Employee may elect to purchase COBRA coverage at his own expense; and

3.	As of Employee’s termination date, the Employee shall immediately vest an additional twelve (12) months of his then unvested Company stock and Options.

     Term of Offer: This offer will remain open until close of business on September 14, 2004. If you decide to accept our offer, and we hope that you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Upon your signature below, this will become our binding agreement with respect to the subject matter of this letter, superseding in their entirety all other or prior agreements by you with the Company as to the specific subjects of this letter, and will be binding upon and inure to the benefit of our respective successors and assigns, and heirs, administrators and executors, will be governed by California law, and may only be amended in writing signed by you and the Company.

     Mike, we are excited and pleased to have you join the Immersion team in this new and exciting role and we look forward to a mutually beneficial working relationship.

Sincerely,

/s/ Victor Viegas	/s/ Tino Silva

Victor Viegas President/CEO	Tino Silva Director of Human Resources

Agreed and Accepted:

/s/ Mike Zuckerman	Date: September 14, 2004

Mike Zuckerman

Addendum A

This Addendum A to the Employment with Immersion Corporation offer letter identifies your 2004 variable compensation program details. Please see the Immersion FY2004 Commission Plan for a more complete description of the Immersion plan including objectives, eligibility, administration, plan design and example calculations.

1.	Quarterly Quota Achieved

<70% 70% to < 80% 80% and above	QPF = 0 QPF = 50% QPF = 100%

(a)	YTD Revenue

$0 to $9M >$9M	Commission rate = 1.0% Commission rate = 2.0%

Commission paid for the quarter is the QPF multiplied by the YTD revenue commission rate times the quarterly revenue of the Industrial and New Markets Business Groups.

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